Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 5, 2019, except for the 6th paragraph of Note 1, as to which the date is November 27, 2019, in the Registration Statement (Form S-1) and related Prospectus of Bill.com Holdings, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Francisco, California

June 8, 2020